EXHIBIT 99.(b)

Florida Progress Corporation
News Release
Corporate Relations Department, St. Petersburg, Florida

FOR IMMEDIATE RELEASE                                           Media contact:
                               Contact: Mary Estes
                                 (727) 820-5348

                 FLORIDA PROGRESS REPORTS THIRD QUARTER EARNINGS

St. Petersburg, Florida, October 16, 1998 - Florida Progress Corporation (NYSE:FPC), parent of St. Petersburg-based Florida Power Corporation, reported third-quarter 1998 earnings of $117.3 million, or $1.21 per share. This compares with 1997 third-quarter earnings from recurring operations (excluding one-time nuclear outage costs) of $102.0 million, or $1.05 per share. The 15-percent increase in earnings was primarily due to above average retail sales as a result of the hot weather during the summer months as well as solid customer growth at Florida Power and improved results from Electric Fuels Corporation, the lead company for Florida Progress' diversified operations.

Third-quarter earnings for 1997, including after-tax outage costs of $20.4 million, or $.21 per share, associated with Florida Power Corporation's Crystal River Nuclear Plant, were $81.6 million, or $.84 per share.

                            FLORIDA POWER CORPORATION

Florida Power, the largest subsidiary of Florida Progress, earned $108.8 million, or $1.12 per share, on revenues of $795.6 million for the third quarter of 1998. This compares with third-quarter 1997 earnings from recurring operations of $96.4 million, or $.99 per share, on revenues of $706.9 million. Including the impact of the extended nuclear outage costs, Florida Power's 1997 third-quarter earnings were $76.0 million, or $.78 per share.

For the second straight quarter, Florida Power experienced a significant increase in demand for electricity due to continued higher than normal summer temperatures. Retail kilowatt-hour sales increased 7.1 percent over the same period a year ago, driven primarily by the warmer weather. In addition to the weather, Florida Power continues to benefit from the strong retail customer growth as well as growth in usage per customer. Florida Power has 25,000, or 2 percent, more customers than it did this time last year.

                           ELECTRIC FUELS CORPORATION

Electric Fuels earned $10.5 million, or $.11 per share, during the third quarter. This compares with $9.1 million, or $.09 per share, in 1997. The increase in earnings was primarily attributable to improved results at the Inland Marine business unit.

Earnings for the Inland Marine group were up $1.3 million over the third quarter of 1997. The increased earnings were largely due to the expansion of the MEMCO barge.

Florida Progress (NYSE:FPC) is a Fortune 500 diversified utility holding company with assets of $6.0 billion. Its principal subsidiary is Florida Power, the state's second largest electric utility serving about 1.3 million customers. Diversified operations include coal mining, marine operations and rail services.

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---------------------------------------------------------------------------------------------------------------------

                                                 Three Months Ended                     Twelve Months Ended
                                                    September 30                            September 30
                                      -------------------------------------------------------------------------------
                                            1998                 1997                1998                 1997
                                      -----------------    -----------------    ----------------    -----------------
   Revenues                             $1,031,500,000         $922,500,000      $3,570,400,000       $3,242,200,000
                                      -----------------    -----------------    ----------------    -----------------
   Continuing operations before
      non-recurring items                  117,300,000          102,000,000         289,400,000          257,600,000
   Non-recurrring items                         -               (20,400,000)        (119,500,000)        (82,100,000)
                                      -----------------    -----------------    ----------------    -----------------
   Continuing operations                   117,300,000           81,600,000         169,900,000          175,500,000

   Discontinued operations                      -                    -                    -               (1,300,000)
                                      --------------------------------------    -------------------------------------
   Net income                             $117,300,000           81,600,000        $169,900,000         $174,200,000
                                      =================    =================    ================    =================

   Earnings (loss) per share (EPS):
   Income from continuing operations
      before non-recurring items                  $  1.21              $  1.05             $  2.98              $  2.65
   Non-recurring items                               -                    (.21)              (1.23)                (.84)
                                      -----------------    -----------------    ----------------    -----------------
   Continuing operations                             1.21                  .84                1.75                 1.81
   Discontinued operations                           -                    -                   -                    (.01)
                                      -----------------    -----------------    ----------------    -----------------
   Consolidated                                   $  1.21               $  .84             $  1.75              $  1.80
                                      =================    =================    ================    =================
   Average Common
   Shares Outstanding                       97,045,233           97,061,543          97,052,832           97,045,345



Note: In June 1998, Florida Power restated its financial results for the second, third and fourth quarters of 1997 to reflect recognition of the extended nuclear outage costs as incurred. The change affected the financial results for the interim reporting periods but did not have any affect on results for the fiscal year ended 1997. Financial results for the twelve months ended 1997 reflect the recapitalization of the spin-off company, Echelon International, and its associated treatment as discontinued operations.

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